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Exhibit 3.10

CERTIFICATE OF FORMATION
OF
CORNELL COMPANIES ADMINISTRATION, LLC

        I, the undersigned natural person of the age of eighteen years or more, acting as an authorized person of a limited liability company under the Delaware Limited Liability Company Act, as amended, do hereby submit the following Certificate of Formation for such limited liability company:

ARTICLE I

        The name of the limited liability company is Cornell Companies Administration, LLC.

ARTICLE II

        The address of the limited liability company's initial registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its initial registered agent at such address is The Corporation Trust Company,

        IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of March, 2002.

/s/ EFREN A. ACOSTA Name: Efren A. Acosta Authorized Person

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CERTIFICATE OF FORMATION OF CORNELL COMPANIES ADMINISTRATION, LLC